Exhibit 99.1

Jabil Announces Appointment of New Director to the Board

ST. PETERSBURG, Fla. – April 21, 2025 – Jabil Inc. (NYSE: JBL), a global engineering, supply chain, and manufacturing solutions provider, today announced that Sujatha Chandrasekaran has been appointed to its Board of Directors.

“I’m pleased to announce the appointment of Suja to our Board,” said Mark Mondello, Jabil’s Executive Chairman. “Suja brings with her a terrific leadership style, as well as broad-based experience across relevant end-markets, which position her to become a tremendous asset to our Board.”

Ms. Chandrasekaran has led global businesses in healthcare, retail, consumer, supply chain and manufacturing with revenues ranging from $3B to $500B. She has most recently served as Senior Executive Vice President, Chief Digital and Information Officer at CommonSpirit Health, the second-largest nonprofit hospital system in the United States. Previously, she was the Global Chief Digital and Information Officer at the consumer-packaged goods company Kimberly-Clark and the Global Chief Technology and Data Officer at Walmart.

Suja Chandrasekaran serves on the boards of various companies, including American Eagle Outfitters, Brenntag SE, ATOS SE, Agendia, and Pando.AI. As the founder and board director of the T200 Foundation, a nonprofit that fosters the growth of women in technology through networking, mentorship, and professional development, Ms. Chandrasekaran is also dedicated to uplifting the next generation of leaders.

“With her extensive background in portfolio strategy, finance management, and technology, data and AI transformation, Suja has a unique perspective that we welcome to Jabil’s Board. Her insights will be invaluable as we continue executing on commitments to our shareholders, customers, and communities,” said Jabil CEO Mike Dastoor.

About Jabil:

At Jabil (NYSE: JBL), we are proud to be a trusted partner for the world’s top brands, offering comprehensive engineering, supply chain, and manufacturing solutions. With over 50 years of experience across industries and a vast network of over 100 sites worldwide, Jabil combines global reach with local expertise to deliver both scalable and customized solutions. Our commitment extends beyond business success as we strive to build sustainable processes that minimize environmental impact and foster vibrant and diverse communities around the globe. Discover more at www.jabil.com.

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Investor Contact

Adam Berry

Senior Vice President, Investor Relations and Communications adam_berry@jabil.com

Media Contact

Timur Aydin

Senior Director, Enterprise Marketing and Communications publicrelations@jabil.com